Exhibit 10.1
EMPLOYMENT AGREEMENT

AGREEMENT made as of the 12th day of October, 2006 by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the “Corporation”), and Randall F. Michaels (the “Executive”).
W I T N E S S E T H:

                In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

           1.    Position and Responsibilities

            1.1.     The Executive shall serve in an executive capacity as Executive Vice President of the Corporation. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

            1.2.    The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.

            2.      Term of Employment

            2.1    The term of employment shall be three years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the “Term.”

            2.2.    Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Reasonable Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice.

            2.3.     For purposes of this Agreement, the term “Reasonable Cause” shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors or President of the Corporation; (b) engagement in gross misconduct injurious to the Corporation or an affiliate of the Corporation, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors or President of the Corporation; (c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors or the President of the Corporation; (d) intentional misappropriation of property of the Corporation or an affiliate of the Corporation to the Executive’s own use; (e) the commission by the Executive of an act of embezzlement; (f) Executive’s conviction for a felony or if criminal penalties are imposed on Executive relating to any individual income taxes due and owing by Executive; or (g) Executive’s engaging in any activity which would constitute a material conflict of interest with the Corporation which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors or President of the Corporation. If the provisions contained in subsections (a), (b), (c) or (g) above cannot be cured within 30 days due to the nature of the breach, the cure period shall then be extended for a reasonable period of time; provided, however, the Executive undertakes and continues in good faith to cure the same.

            2.4.     If the Executive’s employment with the Corporation shall be terminated prior to the expiration of the Term by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof, then the Corporation shall pay to the Executive as severance and amount equal to: (a) if such termination occurs within the first two years of the Term of this Agreement, the sum of (i) one year’s salary, less withholding and payroll taxes and (ii) twelve times the average commissions per month earned by the Executive pursuant to this Agreement over the six calendar months immediately preceding the date of termination, less withholding and payroll taxes, or (b) if such termination occurs after the second year of the Term of this Agreement, the sum of (i) the lesser of six month’s salary and the total salary due over the remaining Term, in each case less withholding and payroll taxes and (ii) six times the average commissions per month earned by the Executive pursuant to this Agreement over the six calendar months immediately preceding the date of termination, less withholding and payroll taxes. Any payments made under clause (a)(i) or (b)(i) of this Section 2.4 shall be based upon the Executive’s salary as it existed immediately prior to such termination, and any payments made under clause (a)(i), (a)(ii), (b)(i) or (b)(ii) of this Section 2.4 shall be paid in equal installments over the six months following any such termination; provided, however that the Executive shall only be entitled to such payments under either clause (a) or clause (b) of this Section 2.4 as long as the Executive is in compliance with the provisions of Section 5 below.

           3.      Compensation

            3.1.    (a) The Corporation shall pay or cause Delta Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $225,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation’s normal payroll practices. Such salary will be reviewed at least annually and shall be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion.

                     (b) In addition to the salary, the Corporation will pay to the Executive commissions and bonuses as agreed to by the Executive and the Corporation in writing from time to time.

                     (c) In addition, the Corporation may also pay the Executive an annual bonus with respect to each fiscal year of the Corporation, either on an “ad hoc” basis or pursuant to a bonus plan or arrangement as may be established at the Corporation’s discretion for Executive Vice Presidents of this Corporation, of at least Fifty Thousand ($50,000) dollars for each year of this Agreement. Nothing herein contained shall, however, obligate the Corporation to pay any annual bonus to the Executive in any amount exceeding $50,000 per year, it being understood that any such bonus shall be in the sole discretion of the Board of Directors and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined at the discretion of the Board of Directors.

               3.2.      In consideration of entering into this Agreement, the Executive shall be entitled to receive on the date hereof:

                     (a) a non-qualified stock option grant pursuant to the terms of Delta Financial Corporation’s 1996 Stock Option Plan to purchase 25,000 shares of Delta Financial Corporation Common Stock, par value $.01 per share (the “Common Stock”) at a price per share equal to the closing price of the Common Stock on the American Stock Exchange on the date hereof, which option shall have a term of seven years and shall vest 25% on the date of grant and 25% on each succeeding anniversary of the grant date thereafter; and

                     (b) a restricted stock grant pursuant to the terms of Delta Financial Corporation’s 2005 Stock Incentive Plan for 25,000 shares of Delta Financial Corporation’s Common Stock, which stock grant shall 100% vest on the third anniversary date of grant.

              3.3       The Corporation agrees to pay the Executive a car allowance of $1,000 per month.

              3.4.       The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation (including additional grants of restricted stock and/or non- qualified stock options under any of the Corporation's stock plans, as determined by the Corporation) or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of the Executive's employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries. The Corporation agrees to reimburse Executive for all medical costs and expenses incurred by him which are not covered by the Corporation’s group medical plans, up to an aggregate maximum amount of $100,000 per annum, upon submission of appropriate and itemized documentation.

              3.5.        Upon the occurrence of a Change in Control (as defined herein), all stock options and restricted stock held by the Executive beneficially (in trust or otherwise) and/or of record shall vest and become immediately exercisable on the date of the Change of Control.

                   For purposes hereof, a “Change in Control” shall be deemed to have occurred if (a) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof unless the election, or the nomination for the election by the Corporation’s stockholders of each new director was approved by a vote of at least a majority of all of the directors then still in office who were directors at the beginning of the period, (b) a person or group of persons acting in concert (as defined in Section 13 (a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than one or more members of the Miller Family (hereinafter defined), acquires beneficial ownership, within the meaning of Rule 13 (d) (3) of the Rules and Regulations of the United States Securities and Exchange Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Corporation which constitutes 35% or more of the Corporation’s outstanding voting shares, (c) the Corporation is merged, consolidated or reorganized into or with another corporation or another legal entity and, as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of the combined voting power of the securities of the Corporation entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction, or (d) the Corporation undergoes a liquidation or dissolution or, in one or more related transactions or one or more transactions occurring within a consecutive 12-month period, a sale of all or substantially all of the assets of the Corporation. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control.

                  For purposes of this Agreement, the term “Miller Family” shall mean Hugh Miller, Marc E. Miller, Sidney A. Miller and Lee Miller, any of their respective spouses or lineal descendants, or any trust (a) the beneficial interests of which are directly or indirectly held by such persons or (b) of which any of such persons serves as a trustee.

           3.6.       The Corporation agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by the Executive on behalf of the Corporation in the course of the Executive's duties hereunder upon the presentation by the Executive of appropriate vouchers therefor.

           3.7.       The Executive will be entitled each year of this Agreement to a paid vacation of four weeks.

           3.8.       Upon termination of this Agreement for Reasonable Cause or due to the death or incapacity of the Executive (as defined in Section 4.1), the Executive shall be entitled to all unpaid compensation and benefits accrued to the date of termination.

           3.9.       The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this Agreement by seeking other employment or otherwise.

          3.10.      Nothing contained herein shall prohibit the Board of Directors of the Corporation, in its sole discretion, from increasing the compensation payable to the Executive pursuant to this Agreement and/or making available to the Executive other benefits in addition to those to which the Executive is entitled hereunder.

                 4.           Incapacity; Death

                4.1          If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 90 consecutive days, or for shorter periods aggregating more than 90 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate the term of employment hereunder, upon not less than 30 days written notice from the Corporation to the Executive, effective on the 30th day after giving of such notice; provided, however, that no such termination will be effective if prior to the 30th day after giving such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall be performing such services.

             4.2       In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

                4.3.      The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

                4.4.       In the event the employment of Executive is terminated by the Corporation as the result of the death or incapacity of the Executive, the Corporation agrees to continue to pay the Executive (or his estate) one year’s salary at his then rate of salary, less withholding and payroll taxes, plus twelve times the average commissions per month earned by the Executive pursuant to the Commission Agreement over the six calendar months immediately preceding the date of termination, less withholding and payroll taxes. Any payments made under this Section 4.4 shall be paid in equal installments over a period of one year after such termination.

                5.         Other Activities During Employment; Non-Competition; Solicitation.

               5.1.       The Executive shall not during the Term of this Agreement undertake or engage in other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

               5.2         During the Term of this Agreement, and for the Restricted Period (hereinafter defined), if any, neither the Executive nor any entity in which the Executive may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant, shall be engaged directly or indirectly in any business engaged in by the Corporation, or any subsidiary, in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934, so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company’s securities. For purposes of this Section 5.2, the term “Restricted Period” shall mean: in the event that the Corporation terminates the Executive pursuant to Section 2.2 of this Agreement or the Executive terminates his employment with the Corporation for any reason (i) during the first two years of the Term of this Agreement, a period of one year after the Executive leaves the employ of the Corporation, and (ii) if such termination occurs after the second year of the Term of this Agreement, then for the remaining Term of this Agreement.

              5.3.        The Executive shall not at any time during his employment with the Corporation, and for a period of one year after Executive leaves the Corporation’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

             5.4.         The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation.

             5.5.         The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by the Executive as a consequence of or through the Executive's employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation’s or any of its subsidiaries’ or affiliates’ business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

              6.              Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

              7.          No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 6 hereof.

              8.          Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

              9.          Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

             10.         Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated party to which notice is given, or to such changed address as such party may have fixed by notice given as set forth herein:

To the Corporation:
Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, NY 11797
Attn:  General Counsel

and

To the Executive:
Randall F. Michaels
                                XXXXXXXXXXXX
                                XXXXXXXXXXXX

provided, however, that any notice of change of address shall be effective only upon receipt.

               11.      Waivers.  If either party should waive any breach of any provision of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

               12.       Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

13.      Equitable Remedies.  The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies, which the Corporation may have.

               14.      Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

                                                                                               DELTA FINANCIAL CORPORATION

By: _____________________________
Name: Hugh Miller
Title: President and CEO

________________________________
RANDALL F. MICHAELS